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DRAFT: Not for Immediate Release

Oscient Pharmaceuticals Proposes $75 Million Convertible Notes Offering

Waltham, Mass., May 3, 2004 – Oscient Pharmaceuticals Corporation (Nasdaq: GENE) today announced that it intends to offer approximately $75 million of senior convertible notes due in 2011 by means of an offering memorandum to qualified institutional buyers pursuant to Rule 144A of the Securities Act of 1933. The notes would be convertible into Oscient Pharmaceuticals common stock at a price negotiated between the Company and the initial purchasers of the notes. The Company stated that it expects to grant the initial purchasers a 30-day right to purchase up to an additional $25 million principal amount of the notes.

Oscient Pharmaceuticals expects to use a portion of the net proceeds to acquire U.S. government securities that will be pledged as collateral for the payment of the first six scheduled interest payments on the notes. The Company plans to use the remainder of the net proceeds to support the launch of FACTIVE® (gemifloxacin mesylate) tablets this summer, accelerate other aspects of the development program for FACTIVE tablets, FACTIVE intravenous and Ramoplanin, pursue additional in-licensing opportunities and for other general corporate purposes.

The notes, and the common stock issuable upon conversion of the notes, would not initially be registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws, and may not be offered or sold in the United States absent registration under the Securities Act and applicable state securities laws or an applicable exemption from those registration requirements.

This news release shall not constitute an offer to sell, or the solicitation of an offer to buy, any securities of Oscient Pharmaceuticals, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statement

This news release contains forward-looking statements concerning Oscient Pharmaceuticals’ plan to issue convertible notes, potential uses of the proceeds from the offering, if completed, its plans and timing for the commercial launch of FACTIVE tablets, and plans for other development programs. Oscient Pharmaceuticals may not be successful in issuing the notes due to market conditions or otherwise and, if the offering is completed, may not use the net proceeds for some of the potential purposes described above. There can be no assurance that Oscient Pharmaceuticals will be able to successfully launch FACTIVE tablets. Even if the company succeeds in launching FACTIVE tablets, the product may not gain market acceptance due to competition from competing products or unanticipated safety, efficacy, manufacturing or other regulatory issues. It is also uncertain whether Oscient Pharmaceuticals will be able to successfully develop FACTIVE intravenous. The company is subject to the risks related to its lead product candidate, Ramoplanin, such as (i) the company’s inability to obtain regulatory approval to commercialize Ramoplanin due to negative, inconclusive or insufficient clinical data and (ii) delays in the progress of the clinical trials for Ramoplanin, and increased cost, due to the pace of enrollment of patients in the trials or fluctuations in the infection rate of enrolled.